Exhibit 10.42
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of January 31, 2007, by and between CRAY INC., a Washington corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 29, 2006, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Notwithstanding any provision to the contrary in the Credit Agreement or in the Line of Credit Note, the maximum amount available for advances and Letters of Credit under the Line of Credit shall at all times be reduced by an amount equal to the Maximum Potential Exposure (defined below) of all outstanding foreign exchange contracts between Borrower and Bank. If at any time, the sum of (a) the outstanding principal balance of advances under the Line of Credit, (b) the amount available to be drawn under outstanding Letters of Credit, (c) amounts drawn under Letters of Credit and not yet reimbursed to Bank, and (d) the amount of the Maximum Potential Exposure exceeds $25,000,000.00, Borrower shall on demand by Bank (a) make a principal reduction of the outstanding principal balance of the Line of Credit in the amount of such excess, or (b) if no advances are outstanding, provide cash collateral (maintained at Bank and which may be in the securities account which secures Borrower’s obligations to Bank hereunder) in the amount of such excess as security for Borrower’s liability under Letters of Credit and/or foreign exchange contracts in the amount of such excess. The foregoing cash collateral requirement is in addition to Borrower’s requirement to maintain the Collateral Value of the Securities Account equal to at least $25,000,000.00 as set forth in the Amended and Restated Addendum to Security Agreement dated as of the date hereof executed by Borrower and Bank.
     2. The following are hereby added to the Credit Agreement as Sections 1.1(d) and (e):
     “(d) Foreign Exchange Facility. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the “Foreign Exchange Facility”) under which Bank, from time to time up to and including December 1, 2008, will enter into “payment versus delivery” foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of Japanese yen, Euros, Pound Sterling; provided however, that no such foreign exchange contract shall be entered into if the Maximum Potential Exposure (as defined below) at such time is, or if the contract were entered into, would be in excess of Ten Million United States

Dollars (US$10,000,000.00). No foreign exchange contract shall be executed for a term in excess of twelve (12) months or for a term which extends beyond December 1, 2008. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement dated as of January 24, 2006 (“Foreign Exchange Agreement ”), all terms of which are incorporated herein by this reference. The term “Maximum Potential Exposure” means at any time the amount of Borrower’s maximum potential liability to Bank under (i) all foreign exchange contracts outstanding at such time, and (ii) as applicable, all foreign exchange contracts requested by Borrower at such time, as determind by Bank.
(e) Settlement. Each foreign exchange contract under the Foreign Exchange Facility shall be settled on its maturity date by Bank’s debit to any deposit account maintained by Borrower with Bank”.
     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
CRAY INC.		NATIONAL ASSOCIATION

By:	/s/ Brian C. Henry	By:	/s/ Russell Carson

	Brian C. Henry, Executive Vice		Russell Carson, Relationship Manager
President, Chief Financial Officer

By:	/s/ Kenneth W. Johnson

Kenneth W. Johnson, Senior V.P.,
General Counsel, Corporate Secretary